Exhibit 99.3

News Release
FOR IMMEDIATE RELEASE
AUGUST 15, 2016

Chesapeake Energy Corporation Announces Cash Tender Offers
for up to $500 million Aggregate Purchase Price of Non-Convertible Senior Notes

OKLAHOMA CITY, August 15, 2016 /PRNewswire/ -- Chesapeake Energy Corporation (NYSE: CHK) announced today that it has commenced cash tender offers (collectively, the “Tender Offers,” and each offer to purchase a series of notes individually, a “Tender Offer”) to purchase up to $500,000,000 aggregate purchase price, exclusive of accrued interest (the “Aggregate Maximum Purchase Amount”), of the outstanding notes of Chesapeake set forth in the table below (collectively, the “Notes”).
No more than $400,000,000 aggregate purchase price, exclusive of accrued interest (the “Short-Dated Tender Cap”), of 6.25% Euro-denominated Senior Notes due 2017, 6.5% Senior Notes due 2017 and 7.25% Senior Notes due 2018, collectively (the “Priority 1 Notes”), and no more than $250,000,000 aggregate purchase price, exclusive of accrued interest (the “Long-Dated Tender Cap”), of Floating Rate Senior Notes due 2019 (the “Priority 2 Notes”), 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, 4.875% Senior Notes due 2022 and 5.75% Senior Notes due 2023 (collectively, the “Priority 3 Notes” and, together with the Priority 2 Notes, the “Long-Dated Notes”), will be purchased in the Tender Offers. For purposes of determining the application of the Short-Dated Tender Cap, the Aggregate Maximum Purchase Amount and proration, the aggregate purchase price (exclusive of accrued interest) to be paid in Euros for the 6.25% Euro-denominated Senior Notes due 2017 will be converted into U.S. dollars at an exchange ratio of $1.1162 to €1,000 as of 5:00 p.m., New York City time, on August 12, 2016, as set forth by the Bloomberg EURUSD Spot Exchange Rate. The Priority 3 Notes are subject to an additional cap on the aggregate purchase price (exclusive of accrued interest) of such Notes that prohibits the aggregate principal amount of such Notes accepted for purchase on any Settlement Date (as defined below) from exceeding the aggregate principal amount of (i) the Priority 1 Notes and Priority 2 Notes accepted for purchase under the Tender Offers and (ii) Other Notes (as defined below) accepted for purchase in the Concurrent Tender Offers (as defined below) (the “Priority 3 Tender Cap” and, together with the Short-Dated Tender Cap and the Long-Dated Tender Cap, the “Tender Caps” and each individually, a “Tender Cap”). The terms and conditions of the Tender Offers are described in an Offer to Purchase dated August 15, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8859	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

The following table sets forth certain terms of the Tender Offers:

Series of Notes	CUSIP Number/ ISIN	Aggregate Principal Amount Outstanding	Tender Caps(1)	Acceptance Priority Level	Tender Offer Consideration(2)	Early Tender Premium(2)	Total Consideration(2)(3)

6.25% Euro-denominated Senior Notes due 2017	XS0273933902	€302,108,000	$400,000,000	1	€970.00	€30.00	€1,000.00
6.5% Senior Notes due 2017	165167BS5	$315,126,000		1	$970.00	$30.00	$1,000.00
7.25% Senior Notes due 2018	165167CC9	$531,138,000		1	$965.00	$30.00	$995.00
Floating Rate Senior Notes due 2019	165167CM7	$948,501,000	$250,000,000	2	$885.00	$30.00	$915.00
6.625% Senior Notes due 2020	165167CF2	$822,087,000		3	$815.00	$30.00	$845.00
6.875% Senior Notes due 2020	165167BU0 165167BT3 USU16450AQ87	$302,163,000		3	$815.00	$30.00	$845.00
6.125% Senior Notes due 2021	165167CG0	$584,346,000		3	$782.50	$30.00	$812.50
5.375% Senior Notes due 2021	165167CK1	$276,171,000		3	$737.50	$30.00	$767.50
4.875% Senior Notes due 2022	165167CN5	$607,188,000		3	$722.50	$30.00	$752.50
5.75% Senior Notes due 2023	165167CL9	$384,390,000		3	$732.50	$30.00	$762.50

(1)
The $400,000,000 Short-Dated Tender Cap applies to the aggregate purchase price (exclusive of accrued interest) of the Priority 1 Notes, collectively, and the $250,000,000 Long-Dated Tender Cap applies to the aggregate purchase price (exclusive of accrued interest) of the Long-Dated Notes, collectively. In addition, the Priority 3 Notes accepted for purchase are subject to the Priority 3 Tender Cap. For purposes of determining the application of the Short-Dated Tender Cap, the Aggregate Maximum Purchase Amount and proration, the aggregate purchase price (exclusive of accrued interest) to be paid in Euros for the 6.25% Euro-denominated Senior Notes due 2017 will be converted into U.S. dollars at an exchange ratio of $1.1162 to €1,000 as of 5:00 p.m., New York City time, on August 12, 2016, as set forth by the Bloomberg EURUSD Spot Exchange Rate.

(2)
Per €1,000 principal amount of 6.25% Euro-denominated Senior Notes due 2017 and $1,000 principal amount of Notes (other than the 6.25% Euro-denominated Senior Notes due 2017) validly tendered and accepted for purchase in the applicable Tender Offer (exclusive of any accrued interest, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable, to, but not including, the applicable Settlement Date). Subject to the Aggregate Maximum Purchase Amount, the Tender Caps and proration described in the Offer to Purchase, notes validly tendered at or prior to the Early Tender Date (as defined below) will be accepted for purchase before any notes validly tendered after the Early Tender Date.

(3)	Includes the applicable Early Tender Premium.

The Tender Offers will expire at 11:59 p.m., New York City time, on September 12, 2016 (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Expiration Date”). No tenders will be valid if submitted after the Expiration Date. Tendered Notes may be withdrawn from the Tender Offers at or prior to, but not after, 5:00 p.m., New York City time, on August 25, 2016 (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Date, may not withdraw their tendered Notes, except for certain limited circumstances where additional withdrawal rights are required by law.
Subject to the terms and conditions of the Tender Offers, the consideration for each €1,000 principal amount of 6.25% Euro-denominated Senior Notes due 2017 and $1,000 principal amount of Notes (other than the 6.25% Euro-denominated Senior Notes due 2017) validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will be the tender offer consideration for the applicable series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on August 25, 2016 (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Tender Offer Consideration plus the early tender premium for the applicable series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”). Holders of Notes validly tendered after the Early Tender Date, but at or prior to the

Expiration Date, and accepted for purchase pursuant to the Tender Offers will receive the applicable Tender Offer Consideration, but not the Early Tender Premium for the applicable series of Notes. No tenders will be valid if submitted after the Expiration Date.
In addition to the Tender Offer Consideration or the Total Consideration, as applicable, all Holders of Notes accepted for purchase pursuant to the Tender Offers will, on the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable, also receive accrued and unpaid interest on those Notes from the last interest payment date with respect to those Notes to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable (the “Accrued Interest”).
Chesapeake reserves the right, in its sole discretion, to increase or decrease the Aggregate Maximum Purchase Amount and any Tender Cap at any time without extending the Early Tender Date or the Withdrawal Deadline or otherwise reinstating withdrawal rights for any Tender Offer, subject to compliance with applicable law, which could result in the Company’s purchasing a greater or lesser amount of Notes in the Tender Offers. If Chesapeake changes the Aggregate Maximum Purchase Amount or any Tender Cap, it does not expect to extend the Withdrawal Deadline, subject to applicable law.
Chesapeake reserves the right, in its sole discretion, at any point following the Early Tender Date and prior to the Expiration Date, to accept for purchase any Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Date (the date of such acceptance and purchase, the “Early Settlement Date”), subject to the Aggregate Maximum Purchase Amount, the Tender Caps, the Acceptance Priority Levels and proration as described in the Offer to Purchase. The Early Settlement Date will be determined at Chesapeake’s option, assuming the conditions to the Tender Offers have been either satisfied or waived by Chesapeake at or prior to the Early Settlement Date. Chesapeake currently does not expect to have an Early Settlement Date. Irrespective of whether Chesapeake chooses to exercise its option to have an Early Settlement Date, Chesapeake will purchase any remaining Notes that have been validly tendered (and not validly withdrawn) at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by Chesapeake, promptly following the Expiration Date (the date of such acceptance and purchase, the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”), subject to the Aggregate Maximum Purchase Amount, the Tender Caps, the Acceptance Priority Levels and proration as described in the Offer to Purchase. The Final Settlement Date is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by Chesapeake at or prior to the Expiration Date and Notes having an aggregate purchase price (exclusive of Accrued Interest) equal to the Aggregate Maximum Purchase Amount are not purchased on the Early Settlement Date.
Subject to the Aggregate Maximum Purchase Amount, the Tender Caps and proration as described in the Offer to Purchase, all Notes validly tendered at or prior to the Early Tender Date having a higher Acceptance Priority Level will be accepted for purchase before any Notes validly tendered at or prior to the Early Tender Date having a lower Acceptance Priority Level are accepted for purchase, and all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted for purchase before any Notes validly tendered after the Early Tender Date having a lower Acceptance Priority Level are accepted for purchase. However, even if the Tender Offers are not fully subscribed as of the Early Tender Date, subject to the Aggregate Maximum Purchase Amount and the Tender Caps, Notes validly tendered at or prior to the Early Tender Date will be accepted for purchase before any Notes validly tendered after the Early Tender Date are accepted for purchase, even if such Notes validly tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes validly tendered at or prior to the Early Tender Date. Therefore, if the aggregate purchase price (exclusive of Accrued Interest) of Notes validly tendered at or prior to the Early Tender Date equals or exceeds the Aggregate

Maximum Purchase Amount, Chesapeake will not accept for purchase any Notes tendered after the Early Tender Date, and if the aggregate purchase price (exclusive of Accrued Interest) of Priority 1 Notes, Long-Dated Notes or Priority 3 Notes validly tendered at or prior to the Early Tender Date equals or exceeds the Short-Dated Tender Cap, the Long-Dated Tender Cap or the Priority 3 Tender Cap, as applicable, Chesapeake will not accept for purchase Priority 1 Notes, Long-Dated Notes or Priority 3 Notes, as applicable, tendered after the Early Tender Date. Additional information about the application of the Aggregate Maximum Purchase Amount, Acceptance Priority Levels, Tender Caps and proration is set forth in the Offer to Purchase.
The Tender Offers are not conditioned upon a minimum amount of Notes of any series, or a minimum amount of Notes of all series, being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including receipt by Chesapeake of net proceeds from a concurrent secured term loan agreement on terms satisfactory to Chesapeake in an amount sufficient to fund the payment of the Tender Offer Consideration and the Total Consideration and to fund the consideration for the Concurrent Tender Offers. The term loan agreement is expected to be with one or more banks, investment banks, insurance companies, mutual funds or other institutional lenders providing for floating rate term loans aggregating $1.0 billion. Such term loans are to be secured by the same collateral as the liens on the collateral securing the Company’s existing revolving credit facility (with a position in the collateral proceeds waterfall junior to the revolving credit facility) and are to be guaranteed by the same subsidiaries that guarantee, among other obligations, such revolving credit facility.
Chesapeake also announced today that it has commenced separate tender offers to acquire up to $500 million in aggregate purchase price of its outstanding 2.5% Contingent Convertible Senior Notes due 2037 and 2.25% Contingent Convertible Senior Notes due 2038 (the “Concurrent Tender Offers”). Chesapeake’s obligation to consummate the Tender Offers is not subject to completion of the Concurrent Tender Offers.
Goldman, Sachs & Co. is acting as the dealer manager in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Goldman, Sachs & Co. at (toll-free) (800) 828-3182 or (collect) (212) 902-6941. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 470-4200 or (collect) (212) 430-3774.
None of Chesapeake, its board of directors, its officers, the dealer manager, the depositary, the information agent or the trustees with respect to the Notes, or any of their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender. The Tender Offers are made only by the Offer to Purchase and related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the Tender Offers. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Chesapeake by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.
This news release includes “forward-looking statements” that give the company's current expectations or forecasts of future events, including the timing of the settlement and amounts to be purchased in the Tender Offers and the amount and terms of the term loan. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including the satisfaction of conditions precedent to completing the Tender Offers, including the funding of the term loan, the ability to consummate any or all of the Tender Offers and those stated in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings with the SEC), and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.